Exhibit 99.1

Medical Staffing Network Holdings Announces Fourth Quarter and Year-End 2008 Operating Results

Amends and Restates Senior Credit Facility

BOCA RATON, Fla.--(BUSINESS WIRE)--March 13, 2009--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $113.7 million for the fourth quarter of 2008, a decrease of 20.6% from the fourth quarter 2007 revenue of $143.2 million. The net loss for the fourth quarter of 2008 was $67.5 million, or $2.23 per diluted share, (inclusive of non-cash goodwill and intangible asset impairment charges of $68.0 million) as compared with a net loss of $1.0 million, or $0.03 per diluted share, (inclusive of a non-cash goodwill impairment charge of $0.7 million) for the fourth quarter of 2007. Adjusted net income (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $1.0 million, or $0.03 per diluted share, for the fourth quarter of 2008 as compared with $1.6 million, or $0.05 per diluted share, for the fourth quarter of 2007. Cash flow generated from operations was $13.8 million for the fourth quarter of 2008, resulting in an increase of cash on hand from $1.9 million at December 30, 2007 to $14.3 million at December 28, 2008.

Commenting on the fourth quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “Demand for temporary healthcare staffing services has rapidly declined over the past several months due to an economy in recession, weak hospital admissions and the worst labor market in decades. Even those markets that we noted last quarter as being more resilient to the challenging economic conditions are now experiencing demand contraction. We do not expect industry conditions to improve in the near future. As a result, we have taken certain actions to optimize our earnings opportunities and cash flow in the current environment. These actions, which included the closure of 20 nominally profitable per diem locations in October 2008, a reduction in employee headcount and a focus on the reduction of other variable administrative costs such as travel and advertising, resulted in our ability to report adjusted income from operations of $4.3 million and operating cash flow of $13.8 million during the fourth quarter.”

Adamson continued, “The current operating environment for nurse-staffing companies is the most difficult since the mid 1990s; however, we have had continued success in a number of areas. During the fourth quarter, we accomplished a key objective by expanding the volume of local contract business (contracts two to 13 weeks) in our per diem branches to approximately 27% of per diem staffing revenues. In addition, during 2008, we focused on growing our “Network Nurse” program, which staffs our travel nurses with per diem shifts through our national branch network. In less than 12 months, we were able to double our “Network Nurse” revenues to more than $4 million through the joint efforts of both our travel and per diem staff. Furthermore, we were able to improve our gross profit percentage by 80 basis points in fiscal year 2008 over fiscal year 2007 and 100 basis points in the fourth quarter of 2008 over the comparable prior year period.”

Adamson concluded, “We also continue to experience success in our vendor managed services (VMS) operations, as we were awarded six contracts in 2008, and we already have agreements in place for five new contracts thus far in 2009. These new agreements represent an aggregate estimated annualized gross revenue opportunity of more than $10 million, a majority of which is incremental to our current revenue run rate.”

For the three months ended December 28, 2008 and December 30, 2007, approximately $79.0 million (69.5% of the Company’s revenues) and $100.9 million (70.5% of the Company’s revenues), respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches), $20.6 million (18.1%) and $25.2 million (17.6%), respectively, were derived from travel nurse staffing, and $14.1 million (12.4%) and $17.1 million (11.9%), respectively, were derived from allied health staffing.

Gross profit was $29.1 million for the fourth quarter of 2008, a decrease of 17.4% from the fourth quarter of 2007 gross profit of $35.2 million. Gross margin for the fourth quarter of 2008 was 25.6%, an increase from 24.6% for the fourth quarter of 2007. The 100 basis point improvement over the comparable prior year period was primarily attributable to continued focus on gross margin expansion. Selling, general and administrative expenses were $23.2 million, or 20.4% of revenues, in the fourth quarter of 2008 as compared with $28.0 million, or 19.6% of revenues, for the comparable prior year period. The Company’s AEBITDA (a non-GAAP financial measure that is reconciled in an accompanying schedule) for the three months ended December 28, 2008, was $6.0 million as compared with $7.2 million for the comparable prior year period.

Revenues were $537.8 million for the year ended December 28, 2008, an increase of 11.5% from revenues of $482.3 million for the comparable prior year period. Net loss for the year ended December 28, 2008, was $116.9 million, or $3.86 per diluted share, (inclusive of non-cash goodwill and intangible asset impairment charges of $130.9 million) as compared with a net loss of $1.1 million, or $0.03 per diluted share (inclusive of non-cash goodwill impairment charges of $2.6 million) for the comparable prior year period. Adjusted net income was $4.4 million, or $0.14 per diluted share, for the year ended December 28, 2008, compared with $4.8 million, or $0.16 per diluted share, for the comparable prior year period. Cash flow generated from operations was $31.7 million for the year ended December 28, 2008.

For the years ended December 28, 2008 and December 30, 2007, approximately $376.1 million (69.9% of the Company’s revenues) and $356.3 million (73.9% of the Company’s revenues), respectively, were derived from per diem nurse staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches), $94.8 million (17.6%) and $59.9 million (12.4%), respectively, were derived from travel nurse staffing, and $66.9 million (12.5%) and $66.1 million (13.7%), respectively, were derived from allied health staffing.

Gross profit was $134.1 million for the year ended December 28, 2008, an increase of 15.3% from the gross profit of $116.3 million for the comparable prior year period. Gross margin for the year ended December 28, 2008, was 24.9%, an 80 basis point improvement from the gross margin of 24.1% for the comparable prior year period. Selling, general and administrative expenses were $109.4 million, or 20.3% of revenues, for the year ended December 28, 2008, as compared with $95.8 million, or 19.9% of revenues, for the comparable prior year period. The Company’s AEBITDA for the year ended December 28, 2008, was $25.0 million as compared with $20.5 million for the comparable prior year period.

Amended and Restated Senior Credit Facility

On March 12, 2009, the Company entered into an Amended and Restated Senior Credit Facility. Under the Amended and Restated Senior Credit Facility, the Company now has, following the payment described below: (i) an $18.0 million revolving senior credit facility (Revolver), (ii) an $81.0 million senior secured term loan (1st Term Loan), and (iii) a $25.0 million second lien term loan (2nd Term Loan).

Kevin S. Little, president and chief financial officer, stated, “The Amended and Restated Senior Credit Facility provides the Company with more flexible financial covenants in return for a higher weighted average interest rate and certain other modifications. In conjunction with amending and restating the senior credit facility, we repaid $10.5 million of the outstanding balance under this facility. Through our strong cash flow, we have repaid $18 million of our outstanding senior debt in the past six months, leaving us with $106 million of term debt outstanding. We are very appreciative of the continued support we have received from our lenders.”

As a result of entering into the Amended and Restated Senior Credit Facility, the Company expects to record a loss from the early extinguishment of debt in the first quarter of 2009 of approximately $1.8 million. There was no change to the maturity dates for the 1st Term Loan, Revolver or 2nd Term Loan, and all of these loans continue to be secured by a lien on substantially all of the Company’s assets. Further, in connection with the Amended and Restated Senior Credit Facility, the Company expects to incur and capitalize debt issuance costs of approximately $3.0 million in the first quarter of 2009 and will amortize these costs over the remaining useful lives of the respective loans.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures discussed in this press release provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is AEBITDA, which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, and non-cash impairment of goodwill and intangible assets, which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Income, which consists of net income (loss) adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill and intangible assets, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; the effects of future healthcare reform on our business; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our continuing ability to borrow under the Revolver portion of our Amended and Restated Senior Credit Facility; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the departure of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the impact on our business and our stock price of our December 2008 delisting from the New York Stock Exchange; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2007	2008	2007
Service revenues	$113,726	$143,178	$537,814	$482,339
Cost of services rendered	84,636	107,963	403,689	366,040
Gross profit	29,090	35,215	134,125	116,299

Operating expenses:
Selling, general and administrative	23,201	28,029	109,398	95,839
Depreciation and amortization	1,564	1,212	6,146	4,665
Restructuring and other charges	1,164	189	1,673	3,167
Impairment of goodwill	66,858	696	126,675	2,621
Impairment of intangible assets	1,100	–	4,200	–
Total operating expenses	93,887	30,126	248,092	106,292

Income (loss) from operations	(64,797)	5,089	(113,967)	10,007
Loss on early extinguishment of debt	–	–	–	278
Minority interest in income of subsidiary	37	81	246	164
Interest expense, net	2,638	3,237	11,016	7,302

Income (loss) before provision for (benefit from) income taxes	(67,472)	1,771	(125,229)	2,263
Provision for (benefit from) income taxes	–	2,734	(8,334)	3,320
Net loss	$(67,472)	$(963)	$(116,895)	$(1,057)

Basic and diluted net loss per share	$(2.23)	$(0.03)	$(3.86)	$(0.03)

Weighted average common shares outstanding:
Basic and diluted	30,315	30,269	30,314	30,263

Summary Cash Flow Information:
Cash flow provided by operating activities	$13,783	$2,694	$31,700	$128

Operating Statistics:
Hours worked	2,514	3,478	11,931	11,636

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to AEBITDA(1) and Adjusted Net Income(1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2007	2008	2007
Reconciliation to AEBITDA(1):
Net loss	$(67,472)	$(963)	$(116,895)	$(1,057)
Provision for (benefit from) income taxes	–	2,734	(8,334)	3,320
Interest expense, net	2,638	3,237	11,016	7,302
Loss on early extinguishment of debt	–	–	–	278
Depreciation and amortization expense	1,564	1,212	6,146	4,665
Stock based compensation expense	125	81	499	156
Restructuring and other charges	1,164	189	1,673	3,167
Impairment of goodwill	66,858	696	126,675	2,621
Impairment of intangible assets	1,100	–	4,200	–
AEBITDA(1)	$5,977	$7,186	$24,980	$20,452

Reconciliation to Adjusted Net Income(1):
Income (loss) from operations, as reported	$(64,797)	$5,089	$(113,967)	$10,007
Restructuring and other charges	1,164	189	1,673	3,167
Impairment of goodwill	66,858	696	126,675	2,621
Impairment of intangible assets	1,100	–	4,200	–
Adjusted income from operations(1)	4,325	5,974	18,581	15,795
Loss on early extinguishment of debt	–	–	–	(278)
Minority interest in income of subsidiary	(37)	(81)	(246)	(164)
Interest expense, net	(2,638)	(3,237)	(11,016)	(7,302)
Adjusted income before income taxes(1)	1,650	2,656	7,319	8,051
Adjusted provision for income taxes(2)	660	1,062	2,928	3,220
Adjusted net income(1)	$990	$1,594	$4,391	$4,831
Basic adjusted net income per share(1)	$0.03	$0.05	$0.14	$0.16
Diluted adjusted net income per share(1)	$0.03	$0.05	$0.14	$0.16

Weighted average common shares outstanding:
Basic	30,315	30,269	30,314	30,263
Diluted	30,315	30,306	30,329	30,322

(1) Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods.  These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP.  These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures.  We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) The provision for income taxes for the three months and years ended December 28, 2008 and December 30, 2007, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets.  As such, an effective income tax rate of 40% was used in calculating the adjusted net income for both the three months and years ended December 28, 2008 and December 30, 2007.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Dec. 28, 2008	Dec. 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$14,344	$1,898
Accounts receivable, net	70,375	98,376
Other current assets	4,768	5,529
Total current assets	89,487	105,803

Furniture and equipment, net	11,751	9,944
Goodwill	59,916	184,257
Intangible assets, net	8,043	14,637
Other assets, net	4,732	5,215

Total assets	$173,929	$319,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$40,378	$45,702
Accrued payroll and other current liabilities	8,339	12,245
Current portion of long-term debt	11,762	1,000
Total current liabilities	60,479	58,947

Long-term debt	104,988	128,185
Deferred income taxes	–	8,334
Other long-term obligations	6,373	4,219
Total liabilities	171,840	199,685

Minority interest	402	402

Commitments and contingencies

Total stockholders’ equity	1,687	119,769

Total liabilities and stockholders’ equity	$173,929	$319,856

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303